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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                  SCHEDULE 13G



                    Under the Securities Exchange Act of 1934







                           Introgen Therapeutics, Inc.
                       -----------------------------------
                                (Name of Issuer)



                          COMMON STOCK, $.001 PAR VALUE
        -----------------------------------------------------------------------
                         (Title of Class of Securities)



                                   46119F 10 7
                                -----------------
                                 (CUSIP Number)


                                October 19, 2000
             -------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)



          Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [   ]  Rule 13d-1(b)
         [   ]  Rule 13d-1(c)
         [ x ]  Rule 13d-1(d)
          =====================================================================

                                   Page 1 of 5

                              There are no Exhibits

          CUSIP No.  46119F 10 7
          --------------------------------------------------------------------

         1)   Name of Reporting Person and its       Rhone-Poulenc Rorer, Inc.
              I.R.S. Identification Number                          23-1699163
          --------------------------------------------------------------------

          2)  Check the Appropriate Box if                           (a)[   ]
              a Member of a Group                                    (b)[ x ]
          --------------------------------------------------------------------

          3)  SEC Use Only
          --------------------------------------------------------------------

          4)  Citizenship or Place of Organization                   Delaware
          --------------------------------------------------------------------

                           5)       Sole Voting Power             3,968,893
          Number of        ___________________________________________________
          Shares
          Beneficially     6)       Shared Voting Power                   0
          Owned by         ___________________________________________________
          Each
          Reporting        7)       Sole Dispositive Power        3,968,893
          Person With      ___________________________________________________

                           8)       Shared Dispositive Power              0
          --------------------------------------------------------------------

           9)  Aggregate Amount Beneficially Owned                3,968,893
               by Each Reporting Person
          --------------------------------------------------------------------

          10)  Check Box If the Aggregate Amount                        [  ]
               in Row (9) Excludes Certain Shares
          --------------------------------------------------------------------

          11)  Percent of Class Represented                            18.7%
               by Amount in Row (9)
          --------------------------------------------------------------------

          12)  Type of Reporting Person                                   CO
          --------------------------------------------------------------------

          CUSIP No.  46119F 10 7


         This Statement on Schedule 13G (the "Schedule 13G") with respect to the Common Stock of Introgen Therapeutics, Inc. (the "Issuer"), is filed by Rhone-Poulenc Rorer, Inc., a Pennsylvania corporation ("RPR"), to reflect its deemed beneficial ownership of Common Stock of the Issuer, which was acquired before the Issuer had a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934.


          ITEM 1(a).   NAME OF ISSUER:
          ---------    ---------------

          Introgen Therapeutics, Inc.


          ITEM 1(b).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
          ---------    ------------------------------------------------

             301 Congress Avenue
             Suite 1850
             Austin, Texas 78701


          ITEM 2(a).   NAME OF PERSON FILING:
          ---------    ----------------------

             Rhone-Poulenc Rorer, Inc.


          ITEM 2(b).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                       RESIDENCE:
          ---------    --------------------------------------------------------

             Rhone-Poulenc Rorer, Inc.
             399 Interpace Parkway
             Parsippany, New Jersey 07054


          ITEM 2(c).   CITIZENSHIP:
          ---------    ------------

             Pennsylvania


          ITEM 2(d).   TITLE OF CLASS OF SECURITIES:
          ---------    -----------------------------

             Common Stock, $.001 Par Value


          ITEM 2(e):   CUSIP NUMBER:
          ----------   -------------

                       46119F 10 7

          CUSIP No.    46119F 10 7


          ITEM 3.      IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b) OR
          -------      13D-2(b):
                       -------------------------------------------------------

             Not Applicable


          ITEM 4.      OWNERSHIP:
          -------      ----------

              (a):     AMOUNT BENEFICIALLY OWNED:

                       As of 2/13/01 3,968,893 Shares Of Common Stock.

              (b):     PERCENT OF CLASS:

                       18.7%

              (c):     NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                   (i)    Sole power to vote or to direct the vote:   3,968,893

                   (ii)   Shared power to vote or to direct the vote:         0

                   (iii)  Sole power to dispose or to direct the
                          disposition of:                             3,968,893

                   (iv)   Shared power to dispose or to direct the
                          disposition of:                                     0


          ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
          -------      --------------------------------------------

                       Not Applicable


          ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
          -------      PERSON.
                       --------------------------------------------------------

                       Not Applicable


          ITEM 7.      IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
          ------- ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
                       --------------------------------------------------------

             Rhone-Poulenc Rorer International (Holdings), Inc., a Delaware corporation and an indirectly wholly-owned subsidiary of RPR, is the record owner of the securities to which this statement relates. Its address is 3711 Kennett Pike, Suite 200, Greenville, Delaware 19801.

          CUSIP No.  46119F 10 7


          ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
          -------      ---------------------------------------------------------

                       Not Applicable


          ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.
          -------      -------------------------------

                       Not Applicable


          ITEM 10.     CERTIFICATION.
          --------     -----------------------

                       Not Applicable




                                    SIGNATURE
                                   -----------

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                              RHONE-POULENC RORER, INC.



          Date: February 15, 2001             By:  /s/ Edward H. Stratemeier
                -----------------                      -------------------------
                                                       Edward H. Stratemeier
                                                       Vice President